EXHIBIT 15

May 6, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 6, 2016 on our review of interim financial information of Baxter International Inc. (the “company”) for the three-month periods ended March 31, 2016 and 2015 and included in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2016 is incorporated by reference in its Registration Statements on Form S-8 (Nos. 33-28428, 33-54069, 333-10520, 333-43563, 333-47019, 333-71553, 333-80403, 333-88257, 333-48906, 333-62820, 333-102140, 333-104420, 333-104421, 333-105032, 333-143063, 333-174400, 333-174401, 333-206700 and 333-206701) and on Form S-3 (No. 333-207810) and in the Registration Statement on Form S-4 (No. 333-210320) of Baxalta Incorporated.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois